Exhibit 99.2

PharmaCyte Biotech Announces Update on Corporate Changes

Company Trading Under New Ticker Symbol PMCB

SILVER SPRING, MD, January 8, 2014 (GLOBE NEWSWIRE) – PharmaCyte Biotech, Inc. (OTCQB: PMCB), a clinical stage biotechnology company focused on developing targeted treatments for cancer and diabetes using its signature live cell encapsulation technology, Cell-in-a-Box®, today announced that the Company is trading under its new ticker symbol “PMCB” effective today. It also announced that PharmaCyte Biotech’s CUSIP number has been changed to 71715X104.

Kenneth L. Waggoner, Chief Executive Officer of PharmaCyte Biotech, commented, “We have been asked by FINRA to use the ticker symbol “PMCB” rather than the ticker symbol that we announced yesterday. We are pleased to begin trading under our new corporate name and ticker symbol and look forward to 2015, our first full year operating solely as a biotechnology firm, with great expectations.”

About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company focused on developing and preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as Cell-in-a-Box®. This unique and patented technology will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes are being built. PharmaCyte Biotech's treatment for pancreatic cancer involves low doses of the well-known anticancer prodrug ifosfamide, together with encapsulated live cells, which convert ifosfamide into its active or "cancer-killing" form. These capsules are placed as close to the cancerous tumor as possible to enable the delivery of the highest levels of the cancer-killing drug at the source of the cancer. This "targeted chemotherapy" has proven remarkably effective in past clinical trials. PharmaCyte Biotech is also working towards improving the quality of life for patients with advanced pancreatic cancer and on treatments for other types of solid cancerous tumors. In addition, PharmaCyte Biotech is developing treatments for cancer based upon chemical constituents of the Cannabis plant, known as cannabinoids. In doing so, PharmaCyte Biotech is examining ways to exploit the benefits of Cell-in-a-Box® technology in optimizing the anticancer effectiveness of cannabinoids, while minimizing or outright eliminating the debilitating side effects usually associated with cancer treatments. This provides PharmaCyte Biotech the rare opportunity to develop “green” approaches to fighting deadly diseases, such as cancer of the pancreas, brain and breast, which affect hundreds of thousands of individuals worldwide every year.

Safe Harbor

This press release may contain forward-looking statements regarding PharmaCyte Biotech and its future events and results that involve inherent risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions, as they relate to PharmaCyte Biotech or its management, are intended to identify forward-looking statements. Important factors, many of which are beyond the control of PharmaCyte Biotech, could cause actual results to differ materially from those set forth in the forward-looking statements. They include PharmaCyte's ability to continue as a going concern, delays or unsuccessful results in clinical trials or flaws or defects regarding its product candidates, changes in relevant legislation or regulatory requirements, uncertainty of protection of PharmaCyte Biotech’s intellectual property and PharmaCyte Biotech’s continued ability to raise capital. PharmaCyte Biotech does not assume any obligation to update any of these forward-looking statements.

More information about PharmaCyte Biotech can be found at www.PharmaCyteBiotech.com. It can also be obtained by contacting Investor Relations.

Investor Relations Contacts:

Jamien Jones

Blueprint Life Science Group

Telephone: 415.375.3340 Ext. 103

jjones@bplifescience.com